Exhibit 99.1

September 30, 2019

RAVE Restaurant Group, Inc. Reports Fourth Quarter
and Fiscal Year 2019 Financial Results

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ: RAVE) today reported financial results for the fourth quarter and fiscal year ended June 30, 2019.

Fourth Quarter Highlights:

•	Total revenue increased to $3.1 million for the fourth quarter of fiscal 2019 compared to $2.8 million for the same period of the prior year.
•	RAVE total comparable store domestic retail sales decreased 0.7% in the fourth quarter of fiscal 2019 compared to the same period of the prior year.
•
Pizza Inn domestic comparable store retail sales increased 2.2% in the fourth quarter of fiscal 2019 compared to the same period of the prior year, while total Pizza Inn domestic retail sales increased 0.8%.

•
Pie Five comparable store retail sales decreased 7.3% in the fourth quarter of fiscal 2019 compared to the same period of the prior year, while total system-wide Pie Five retail sales decreased 22.1% primarily due to a decrease in average units open during the quarter.

•	The Company recorded a net loss of $0.8 million for the fourth quarter of fiscal 2019 compared to net income of $3.3 million for the same period of the prior year.
•
The Company maintained its valuation allowance against net deferred tax assets in the fourth quarter of fiscal 2019 compared to a partial reversal in the same period of the prior year that resulted in a $3.3 million tax benefit.

•	On a fully diluted basis, the Company had a net loss of $0.05 per share for the fourth quarter of fiscal 2019 compared to net income of $0.21 per share for the same period of the prior year.
•	Adjusted EBITDA of a $0.3 million loss for the fourth quarter of fiscal 2019 decreased $0.6 million from the same period of the prior year.
•	Cash and cash equivalents increased to $2.3 million as of the end of the fourth quarter of fiscal 2019, a $0.3 million increase during the quarter.
•	Pizza Inn domestic unit count including PIE finished at 155.
•	Pizza Inn international unit count finished at 48.
•	Pie Five domestic unit count finished at 58.

Annual Highlights:

•	RAVE fiscal 2019 total comparable store retail sales increased 0.5% compared to fiscal 2018.
•	Pizza Inn fiscal 2019 domestic comparable store retail sales increased 2.6% from the prior year, while total domestic retail sales increased 1.8%.
•	Pie Five fiscal 2019 comparable store retail sales decreased 4.4% from the prior year, while total system-wide retail sales decreased 14.6%.
•	Total consolidated revenue decreased 18.5% in fiscal 2019 to $12.3 million.
•	Net income decreased by $2.7 million to a net loss of $0.8 million for fiscal 2019 compared to net income of $1.9 million in the prior year.
•	The Company maintained its valuation allowance against net deferred tax assets in fiscal 2019 compared to a partial reversal in the prior year that resulted in a $3.3 million tax benefit.
•	On a fully diluted basis, the Company reported a net loss of $0.05 per share in fiscal 2019 compared to net income of $0.13 per share in the prior year.
•	Adjusted EBITDA of $1.2 million for fiscal 2019 was a $0.6 million increase from the prior year.
•	Domestic Pizza Inn units increased by two during the year bringing domestic total units open at the end of the 2019 fiscal year to 155.
•	International Pizza Inn units decreased by ten during the year bringing the international total units open at the end of the 2019 fiscal year to 48.
•	Pie Five units open at the end of the 2019 fiscal year was 58.
•
Fiscal years 2019 and 2018 included 53 weeks and 52 weeks, respectively. In order to reflect comparable 53 week periods, the Company has included the first week of fiscal 2019 in both annual periods in the presentation of total retail sales and comparable store retail sales.

RAVE Restaurant Group, Inc. (NASDAQ: RAVE) today announced results for its fourth quarter and fiscal year ended June 30, 2019.

The Company’s net loss of $0.8 million in the fourth quarter of fiscal 2019, or $0.05 per diluted share, was a decrease of $4.2 million, or $0.26 per diluted share, compared to the same period of the prior year. The decrease in net income in the fourth quarter of fiscal 2019 over the prior year was largely due to increases in impairments of long-lived assets and other lease charges of $1.1 million and decreased tax benefit of $3.0 million compared to the same period of the prior year.

The Company’s net loss of $0.8 million in fiscal 2019, or $0.05 per diluted share, was a decrease of $2.7 million, or $0.18 per diluted share, compared to the same period of the prior year. The decrease in net income for fiscal 2019 compared to the prior year was primarily due to decreased tax benefit of $3.3 million partially offset by a $0.2 million improvement in continuing operations before taxes and the absence of the prior year’s $0.4 million in net loss from discontinued operations.

Adjusted EBITDA of a $0.3 million loss in the fourth quarter of fiscal 2019 was a decrease of $0.6 million compared to the same period of the prior year.

Adjusted EBITDA of $1.2 million for the 2019 fiscal year was an increase of $0.6 million compared to the same period of the prior year.

“Last quarter, we continued to make important improvements in leadership and overall strategy at both RAVE brands,” said Bob Bafundo, President of RAVE Restaurant Group. “We continue to focus on the two primary levers for our business – growing same-store sales and adding new restaurants. By adding the right talent and growing each brand, we believe we are clearly setting the path for future success.”

Fourth Quarter Fiscal 2019 Operating Results

Pizza Inn total domestic and comparable store retail sales increased by 0.8% and 2.2%, respectively, during the fourth quarter of fiscal 2019 compared to the same period of the prior year.

“Pizza Inn had another positive quarter,” said Bafundo.  “We’ve made tremendous progress and have seen exceptional results from our strategy of aligning with franchisees on brand objectives and improving communication across the system. In addition, initiatives such as all-day buffet and restaurant remodels continue to drive sales and traffic growth. We are proud of the renewed excitement around this brand and look forward to additional successes in 2020.”

Pie Five total domestic and comparable store retail sales decreased by 22.1% and 7.3%, respectively, for the fourth quarter of fiscal 2019 compared to the same period of the prior year.

“To improve service consistency and operational efficiency at Pie Five, we’ve added Scott Black to the team as our new Vice President of Operations,” said Bafundo. “Scott has a proven track record of success with over 30 years of experience in the food and beverage industry, specifically in the pizza segment and as a restaurant owner. Scott is assisting us in sharpening our distinctive service model to create a guest experience that capitalizes on the customization, approachability, and speed of dining with Pie Five.”

Consolidated revenues for the fourth quarter of fiscal 2019 were $3.1 million compared to $2.8 million in the same period of the prior year.

Fiscal Year 2019 Operating Results

Pizza Inn comparable store retail sales increased by 2.6% and total domestic retail sales increased by 1.8% during fiscal 2019 compared to the prior year.

Pie Five comparable store retail sales and system-wide retail sales decreased by 4.4% and 14.6%, respectively, during fiscal 2019 compared to the prior year.

“Pizza Inn has now been on a positive course for ten straight quarters and we are confident this sales momentum will continue,” said Bafundo. “At Pie Five, we still have work to do in optimizing the service model and building our local restaurant marketing programs in our trade areas. We anticipate that improvements in these areas along with strategic investments in third-party delivery, online ordering and carry-out will all have a long-term impact on off-premise sales and traffic growth.”

Consolidated revenues during fiscal 2019 were $12.3 million compared to $15.1 million in the same period of the prior year primarily as a result of lower Company-owned restaurant count.

The Company’s cash and cash equivalents increased to $2.3 million as of June 30, 2019, a $0.9 million improvement over the prior year end. The increase in cash and cash equivalents resulted from $0.7 million in cash provided by operating activities, $0.1 million in cash provided by investing activities, and $0.1 million in cash provided by financing activities.

Development Review

During the fourth quarter of fiscal 2019, Pizza Inn domestic unit count including PIE decreased by one.

“With existing franchisees signing on for multi-unit development agreements, Pizza Inn is now outperforming our recent pace of development,” said Bafundo.  “It’s exciting to see our legacy brand growing again and we expect new development to keep the pipeline full for the coming quarters.”

The Company continued its rollout of Pizza Inn Express, or PIE, that debuted in 2018 with one new opening in the fourth quarter of fiscal 2019 bringing the unit count to nine at the end of the quarter.

“As one of the only restaurant-branded concepts in the convenience store space, PIE continues to gain traction,” said Bafundo.  “Only 18 months ago, we started with a blank slate and took a year to develop this non-traditional model and define operational systems. Today, we have a concept that provides a seamless customer experience with the same quality pizza found in our traditional locations.  The development opportunities for this concept are both promising and significant.”

In the fourth quarter of fiscal 2019, Pie Five opened one new domestic unit, closed four domestic units and transferred one Company-owned unit to a franchisee, bringing the domestic unit count to 58 restaurants at the end of the quarter.

“We continue to experience strong interest in Pie Five,” said Bafundo. “With our Goldilocks model, we have lowered the new store development investment as well as ongoing occupancy costs. This strategy has begun to show positive results in improving restaurant fundamentals. Non-traditional development is surpassing projections and, as we leverage these opportunities, we expect this success to continue.”

Conference Call

A conference call and audio webcast have been scheduled to discuss these results. Details of the conference call are as follows:

Date:	Monday, September 30, 2019

Time:	4:30 p.m. Central Standard Time

Dial-In #:	1-844-492-3725 U.S. & Canada

1-412-317-5108 International

The conference call will be webcast at raverg.com. A web-based archive of the conference call will also be available at the above website.

Non-GAAP Financial Measures

The Company’s financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). However, the Company also presents and discusses certain non-GAAP financial measures that it believes are useful to investors as measures of operating performance. Management may also use such non-GAAP financial measures in evaluating the effectiveness of business strategies and for planning and budgeting purposes. However, these non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.

The Company considers EBITDA and Adjusted EBITDA to be important supplemental measures of operating performance that are commonly used by securities analysts, investors and other parties interested in our industry. The Company believes that EBITDA is helpful to investors in evaluating its results of operations without the impact of expenses affected by financing methods, accounting methods and the tax environment. The Company believes that Adjusted EBITDA provides additional useful information to investors by excluding non-operational or non-recurring expenses to provide a measure of operating performance that is more comparable from period to period. Management also uses these non-GAAP financial measures for evaluating operating performance, assessing the effectiveness of business strategies, projecting future capital needs, budgeting and other planning purposes.

“EBITDA” represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, pre-opening expense, gain/loss sale of assets, costs related to impairment, discontinued operations and closed and non-operating store costs. A reconciliation of these non-GAAP financial measures to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

About RAVE Restaurant Group, Inc.

Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates, franchises and/or licenses 261 Pie Five Pizza Co. and Pizza Inn restaurants and Pizza Inn Express kiosks domestically and internationally. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made-to-order pizzas ready in under five minutes. Pizza Inn Express, or PIE, is developing unique opportunities to provide freshly made pizza from non-traditional outlets. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverg.com.

Contact:
Investor Relations
RAVE Restaurant Group, Inc.
469-384-5000

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Fiscal Year Ended
	June 30,	June 24,
	2019	2018

REVENUES:	$12,319	$15,120

COSTS AND EXPENSES:
Cost of sales	1,120	3,654
General and administrative expenses	5,274	7,597
Franchise expenses	3,778	2,645
Pre-opening expenses	-	114
Loss/(gain) on sale of assets	(551)	(144)
Impairment of long-lived assets and other lease charges	1,664	894
Bad debt	1,265	351
Interest expense	104	183
Depreciation and amortization expense	466	874
Total costs and expenses	13,120	16,168

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(801)	(1,048)
Income tax benefit	(51)	(3,322)
INCOME / (LOSS) FROM CONTINUING OPERATIONS	(750)	2,274

Loss from discontinued operations, net of taxes	-	(362)
NET INCOME / (LOSS)	$(750)	$1,912

INCOME / (LOSS) PER SHARE OF COMMON STOCK - BASIC:
Income / (loss) from continuing operations	$(0.05)	$0.17
Loss from discontinued operations	-	(0.03)
Net income / (loss)	$(0.05)	$0.14

INCOME / (LOSS) PER SHARE OF COMMON STOCK - DILUTED:

Income / (loss) from continuing operations	$(0.05)	$0.16
Loss from discontinued operations	-	(0.03)
Net income / (loss)	$(0.05)	$0.13

Weighted average common shares outstanding - basic	15,070	13,854

Weighted average common and potential dilutive common shares outstanding	15,070	14,983

 See Notes to Consolidated Financial Statements within Form 10-K.

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30, 2019	June 24, 2018

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,264	$1,386
Accounts receivable, less allowance for bad debts of $209 and $158, respectively	1,191	1,518
Other receivable	-	300
Notes receivable, less allowance of bad debt of $916 and $0, respectively	389	712
Inventories	7	6
Income tax receivable	4	5
Property held for sale	231	539
Deferred contract charges	38	-
Prepaid expenses and other	346	273
Total current assets	4,470	4,739

LONG-TERM ASSETS
Property, plant and equipment, net	500	1,510
Intangible assets definite-lived, net	196	212
Long-term notes receivable	735	803
Deferred tax asset, net	4,060	3,479
Long-term deferred contract charges	232	-
Deposits and other	233	243
Total assets	$10,426	$10,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$400	$421
Accounts payable - lease termination impairments	832	353
Accrued expenses	834	1,109
Deferred rent	37	32
Deferred revenues	275	65
Total current liabilities	2,378	1,980

LONG-TERM LIABILITIES
Convertible notes	1,584	1,562
Deferred rent, net of current portion	397	433
Deferred revenues, net of current portion	1,561	670
Other long-term liabilities	72	42
Total liabilities	5,992	4,687

COMMITMENTS AND CONTINGENCIES (SEE NOTE 3)

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value; authorized 26,000,000 shares; issued 22,208,141 and 22,166,674 shares, respectively; outstanding 15,090,837 and 15,047,470 shares, respectively	222	222
Additional paid-in capital	33,327	33,206
Accumulated deficit	(4,483)	(2,493)
Treasury stock at cost
Shares in treasury: 7,117,304 and 7,119,204, respectively	(24,632)	(24,636)
Total shareholders’ equity	4,434	6,299

Total liabilities and shareholders’ equity	$10,426	$10,986

See Notes to Consolidated Financial Statements within Form 10-K.

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended
	June 30,	June 24,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$(750)	$1,912
Adjustments to reconcile net income/(loss) to cash provided by (used in) operating activities:
Impairment of fixed assets and other assets	1,664	894
Stock compensation expense	36	115
Depreciation and amortization	423	835
Amortization of intangible assets definite-lived	43	39
Amortization of debt issue costs	22	35
Gain on the sale of assets	(551)	(144)
Provision for bad debt (accounts receivable)	349	351
Provision for bad debt (notes receivable)	916	-
Deferred tax benefit	(198)	(3,479)
Changes in operating assets and liabilities:
Accounts receivable	226	908
Operating notes receivable	50	-
Inventories	(1)	73
Prepaid expenses, deposits and other, net	(446)	25
Deferred contract charges	(270)	-
Deferred revenue	(139)	(767)
Accounts payable - trade	(21)	(4,241)
Accounts payable - lease termination impairments	(418)	-
Accrued expenses, deferred rent and other	(276)	(458)
Cash provided by (used in) operating activities	659	(3,902)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments received on notes receivable issued for fixed asset sales	201	-
Proceeds from sale of assets	11	1,789
Capital expenditures	(81)	(1,081)
Cash provided by investing activities	131	708

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	88	5,129
Net change in other debt	-	(1,000)
Cash provided by financing activities	88	4,129

Net increase in cash and cash equivalents	878	935
Cash and cash equivalents, beginning of period	1,386	451
Cash and cash equivalents, end of period	$2,264	$1,386

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$72	$187
Income taxes	$168	$64

Non-cash activities:
Conversion of note to common shares	$4	$1,314
Notes receivable issued for sales of fixed assets	$654	$-
Capital expenditures included in accounts payable	$-	$49

 See Notes to Consolidated Financial Statements within Form 10-K.

RAVE RESTAURANT GROUP, INC.
ADJUSTED EBITDA
(In thousands)

	Fiscal Year Ended
	June 30,	June 24,
	2019	2018
Net income / (loss)	$(750)	$1,912
Interest expense	104	183
Income taxes	(51)	(3,322)
Income taxes - discontinued ops	-	(60)
Depreciation and amortization	466	874
EBITDA	$(231)	$(413)
Stock compensation expense	36	115
Pre-opening costs	-	114
(Gain) / loss on sale/disposal of assets	(538)	(144)
Impairment of long-lived assets and other lease charges	1,664	894
Discontinued operations, excluding taxes	-	422
Closed and non-operating store costs	238	(369)
Adjusted EBITDA	$1,169	$619

 See Notes to Consolidated Financial Statements within Form 10-K.